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ONYX SOFTWARE CORPORATION
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underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
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Filed by Onyx Software Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Onyx Software Corporation
Commission File No.: 0-25361
On June 6, 2006, Onyx Software Corporation hosted a conference call to discuss the proposed transaction with Made2Manage Systems. The transcript of the call follows.
CORPORATE PARTICIPANTS
Rosemary Moothart
Onyx Software Corporation — Dir. IR
Janice Anderson
Onyx Software Corporation — Chairman and CEO
Jeff Tognoni
M2M Holdings — CEO
CONFERENCE CALL PARTICIPANTS
Nick Bajoni
Roth Capital Partners -Analyst
Bill Beglands
Martin Schneider
PRESENTATION
Operator
Good afternoon, ladies and gentlemen, and welcome to your Onyx Software conference call. My name is Rob, and I will be your operator today. Throughout this conference all lines will be on listen-only. If you require assistance from an operator at any time, please key star, then zero on your touch-tone phone, and I will be happy to help you.
At this time, I’d like to turn the call over to your host for today’s call, Ms. Rosemary Moothart, Director of Investor Relations.

Rosemary Moothart - Onyx Software Corporation — Dir. IR
Thank you, Rob. Good afternoon, everyone, and welcome to Onyx Software’s call to discuss the announcement that Onyx has signed a definitive agreement to be acquired by the Holding Company of Made2Manage Systems.
The speakers today will be Janice Anderson, Chairman and Chief Executive Officer of Onyx Software, and Jeff Tognoni, Chief Executive Officer of M2M Holdings.
You will find the press release announcing the agreement on the Onyx Corporate web site. A replay of this webcast will be available on the same site for approximately 30 days.

I would like to remind everyone that during the course of this call there may be forward-looking statements, including statements about the potential benefits of the proposed acquisition to Onyx shareholders, customers, partners, and employees, about the expected closing of the proposed acquisition.
Forward-looking statements are based on the opinions and estimates of Management at the time the statements are made, and they are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.
Words ‘predict, believe, expect, intend, anticipate,’ and variations of such words and some other expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions that are difficult to predict.
Factors that could affect Onyx’ actual results include, but are not limited to the risks, the transaction is not consummated or is not consummated within the expected timeframe, the risks that the expected benefits of the proposed acquisition are not realized, and the important factors that may affect our business, our results of operations, and our stock price described in our Annual Report on Form 10-K, and our Quarterly Report on Form 10-Q, and other filings with the Securities & Exchange Commission which are available on our Investor Relations home page at www.onyx.com/investors.
This is our caution not to place undue reliance upon these forward-looking statements that speak only as to the date of this call. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this call, or to reflect the occurrence of unanticipated events.
Now, I will turn the call over to our Chairman and Chief Executive Officer, Janice Anderson.
Janice.

Janice Anderson - Onyx Software Corporation — Chairman and CEO
Thank you, Rosemary. And thank you, everyone, for joining us today.
Earlier today we issued a press release announcing that Onyx had signed a definitive agreement, as Rosemary mentioned, to be acquired by the Holding Company of Made2Manage Systems. I will spend a few minutes reviewing the transaction, and then Jeff Tognoni and myself will be available for your questions.
Made2Manage has agreed to buy all of the outstanding shares of Onyx for $4.80 per share. This is an all cash transaction that is approximately $92 million that is subject to approval by the holders of a majority of Onyx’ outstanding common stock. Our Board’s Special Committee of Independent Directors, as well as the entire Board, has unanimously approved this transaction.

As you probably know, based on our previous announcements on April 7th and May 10th of this year, we had engaged Piper Jaffray as our financial advisor to assist the Board in management and evaluating strategic opportunities to enhance shareholder value.
The Board and Piper engaged in a thorough process, and we believe the Made2Manage offer provides liquidity and a premium to recent trading prices to Onyx shareholders. We believe that this transaction also provides value to Onyx customers, prospects, and partners since Made2Manage plans to use Onyx as a platform to diversify its business into the CRM space. We believe Made2Manage Systems, Battery Ventures, and Thoma Cressey Equity Partners has the resources and expertise to successfully develop and support Onyx as the flagship CRM solution.
As Jeff will share with you, they believe in the value of Onyx’ portfolio of products, our focus on enterprise caliber customers in the services industry, and our strategy to lead in customer relationship management and business process solutions for mid and large sized companies.
[M2MH] has provided enterprise resource planning for our two manufacturing companies for more than 20 years, and has more than 2,000 customers throughout the world. Its business units have [offered] profitably and shown organic growth every quarter since being acquired by Battery Ventures in August 2003.
In terms of the timeline, we expect to be able to close in the third quarter. As soon as possible we will file a detailed proxy with the SEC that when final it will include the date of the shareholder meeting, as well as comprehensive details of the process that Onyx undertook to arrive at this agreement.
Investors and security holders are advised to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the acquisition and Onyx. You will be able to obtain a free copy of the proxy when it’s available, and other documents filed by Onyx from the web site at www.sec.gov.
Before we open up for questions, I’d like to invite Jeff Tognoni to share his thoughts on the Made2Manage plans going forward. Jeff.

Jeff Tognoni - M2M Holdings — CEO
Thank you, Janice. And good afternoon.
I’m honored to be here as CEO of M2M Holdings, Inc., which is a privately held company jointly owned by Battery Ventures and Thoma Cressey Equity Partners.
Today’s announcement marks a positive move for Made2Manage Systems and Onyx Software Corporation. The primary benefit of this deal, to the future of Onyx, is what made the Made2Manage Systems and its owners, Battery Ventures and Thoma Cressey Equity Partners, bring to the table.

Through financial resources and strategic management support Battery and Thoma have a proven track record in growing their portfolio companies, including Made2Manage Systems, itself.
In addition, Battery and Thoma are known for their success in industry consolidation strategies. And this last part, in particular, is very consistent with Onyx’ already stated vision to pursue merger and acquisition opportunities and be an active player in the CRM market consolidation.
Made2Manage Systems, Battery Ventures, Thoma Cressey also fully support Onyx’ goal to grow organically through new customer acquisition. With solid financial backing and without the costs of being a public company Onyx is well-positioned for growth, which will provide significant value for Onyx products and customers.
I see the partnership between Onyx and Made2Manage Systems as very promising and positive. With Made2Manage Systems’ consolidation experience in the ERP space, and Onyx’ excellent product functionality, customer relationships, and employee expertise, I believe the combined entity is well-positioned to be a major player in the enterprise software and services space.
Thank you. And, with that, I’d like to turn it back over to Janice.

Janice Anderson - Onyx Software Corporation — Chairman and CEO
Thank you very much, Jeff.
At this point, we’d be happy to open up for questions. Operator, would you please give the participants instructions to ask questions.

QUESTIONS AND ANSWERS
Operator
[OPERATOR INSTRUCTIONS.]
Ma’am, I have your first question today coming to you from [Nick Bajoni].

Nick Bajoni - Roth Capitol Partners — Analyst
Hi. This is Nick Bajoni on behalf of Nathan Schneiderman. Congratulations on the deal.
And could you describe the options process, you know, particularly, the extent of investor interest, and the number of bidders? I know you alluded to more details coming forward in the proxy but I’m not sure as to what you could provide now? Thanks.

Janice Anderson - Onyx Software Corporation — Chairman and CEO
Thank you for the kind words, Nick. And, yes, you will have to refer to the proxy to get all of that detailed information. We won’t be disclosing it until it is formally packaged up together and filed. So look for that over the next couple of weeks.

Nick Bajoni - Roth Capitol Partners — Analyst
Okay. Just a quick follow-up, I don’t know if you can address this, but to what extent was CDC involved in the process? Did the Onyx Board invite CDC? And could you talk a little bit more about that?

Janice Anderson - Onyx Software Corporation — Chairman and CEO
What I can say is that CDC did not participate in the same fashion as the other individuals, and that the details of exactly how they engage will be noted in the proxy. And the offer provided by them earlier this year did not change.

Nick Bajoni - Roth Capitol Partners — Analyst
Okay. Thank you.

Operator
Your next question is from Mr. [Bill Beglands].

Bill Beglands
Thank you. We had a couple of questions. First of all, what, if any, are the break-up fees if the transaction is broken, both from the buyer’s side and the seller’s side?
And the second question is you mentioned a third quarter closing, and sorry for trying to put such a fine point on it, but what month are you anticipating closing?

Janice Anderson - Onyx Software Corporation — Chairman and CEO
Bill, it’s always good to talk to you.
The details of the merger agreement should be filed, I’m hoping later today, so you’ll be able to look that up in there, and that’s the place to find those details.
In terms of the month, it really depends, as you know, on the regulatory and the filing process. We are expecting it to close within 60 to 90 days. We’re not exactly sure which month until we can call a shareholder vote after the formal filings have been complete.

Bill Beglands
Thank you.

Operator
Okay, thank you. Your next question is from [Martin Schneider].

Martin Schneider
Hi. Again, congratulations. Just wanted to — you mentioned a bit about the kind of consolidation, and I was under the assumption that Onyx would be operating at least for awhile as kind of a wholly owned and autonomous subsidiary. I mean is that going to change? I mean what’s the roadmap there?

Janice Anderson - Onyx Software Corporation — Chairman and CEO
I will speak to that. And, Jeff, I would invite you to make a comment. Made2Manage has communicated that they run a number of their businesses as distinct operating entities, and we do expect Onyx to run in that fashion once the deal has closed. Of course, between now and then we are a separate business and we’ll run that way.
Jeff, did you want to comment on that any further?

Jeff Tognoni - M2M Holdings — CEO
Sure, Janice. Thanks. Yes, just to back-up, what Janice said, suggested, the way M2M Holdings works is that we are active buyers of enterprise software assets. And so we look for, quite frankly, franchises in a few different spaces and in software, primarily in an ERP, broadly defined as ERP space.
So we were very interested in acquiring a CRM company, and had tracked Onyx for a number of years. And when the opportunity became available, and we were intending to basically run this company as a separate unit.
And then how fast we do acquisitions around it is probably a function of opportunity as well as how fast the transition is made into being a part of Made2Manage. And so those two things will sort of govern how fast we move from here to acquisitions with it.

Martin Schneider
Got you. But right now, I mean there’s no kind of proposed idea of mixing the European CRM? Because it seems Onyx goes to a much kind of larger company sized target than most of the, say, those with SMB focus, Made2Manage, and things like that, right?

Jeff Tognoni - M2M Holdings — CEO
Yes, that’s correct. We’re — we did not buy this — we did not buy, we are not offering to buy here, I mean Onyx for reasons to sort of cross-sell, if you will, between Made2Manage and Onyx.
Our idea is that we think there’s a very good opportunity to consolidate the space in a private setting. And so we’re essentially utilizing Onyx as a new sort of center of acquisition, much like we do with Made2Manage in the manufacturing. So the SMB, manufacturing, and the ERP space.

Martin Schneider
Oh, okay. So it’ll be more, actually looking more from a product integration standpoint, as the next line of M&A that would happen from you guys to roll-up with Onyx in that regard then, right?

Jeff Tognoni - M2M Holdings — CEO
Exactly.

Martin Schneider
Okay. Thanks.

Operator
[OPERATOR INSTRUCTIONS.]
It looks like I have no further questions for you, at this time.

Janice Anderson - Onyx Software Corporation — Chairman and CEO
Thanks for joining us this afternoon, this morning, wherever you may be. And we look forward to giving you more information as it becomes available on www.sec.gov. And we’ll be speaking to you in the weeks ahead. Thank you.

Jeff Tognoni - M2M Holdings — CEO
Thanks, now.

Operator
Thank you, ma’am. Thank you, sir. Thank you, again, ladies and gentlemen, this brings your conference call to a close. Please feel free to disconnect your lines now at any time.

Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, Onyx will file a proxy statement with the Securities and Exchange Commission, or SEC. Investors and security holders are advised to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and Onyx. Investors and security holders will be able to obtain a free copy of the proxy statement (when available) and other documents filed by Onyx from the SEC Web site at www.sec.gov.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the proposed transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the proxy statement for Onyx’s 2006 annual meeting of shareholders, which was filed with the SEC on April 28, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.